UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ASTRONOVA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AstroNova, Inc.

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 2, 2020

To the Shareholders of AstroNova, Inc.:

Notice is hereby given that the 2020 Annual Meeting of Shareholders of AstroNova, Inc. (the “Company”) will be held at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts on Tuesday, June 2, 2020, beginning at 10:00 a.m., for the following purposes:

(1)	To consider and vote upon the election of six directors to serve until the next annual meeting of shareholders or until their successors are elected and have qualified;

(2)	To conduct a non-binding, advisory vote to approve the Company’s executive compensation;

(3)	To ratify the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2021; and

(4)	To transact such other business as may properly come before the meeting.

The close of business on April 3, 2020 has been fixed as the record date for determining shareholders entitled to attend or vote at the annual meeting or any adjournment thereof.

You may vote on these matters in person or by proxy. Whether or not you plan to attend the meeting, please promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope or vote via the Internet or telephone, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy or Internet or telephone vote and vote your shares in person.

The Company is mindful of the impact of the current COVID-19 pandemic, and the well-being of the Company’s shareholders, employees, officers, directors and other stakeholders is its primary concern during this time. While the Company currently intends to hold an in-person Annual Meeting of Shareholders, if it is unable or determines that it is not in the best interests of all affected stakeholders to do so, it will make arrangements for shareholders to be able to attend and vote at the meeting via the Internet and promptly announce that decision. Any such announcement will include detailed information as to how shareholders may remotely participate in the meeting.

By Order of the Board of Directors

Peter M. Rosenblum
Secretary

May 1, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 2, 2020.

The Company’s Proxy Statement, form of proxy card, and Annual Report are available for viewing,

printing and downloading at:

http://www.proxydocs.com/ALOT

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AstroNova, Inc.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 2, 2020

The Meeting

The 2020 annual meeting of shareholders of AstroNova, Inc. (the “Company”) will be held at 10:00 a.m., local time, on Tuesday, June 2, 2020 at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts. At the meeting, shareholders of record on the record date for the meeting who are present or represented by proxy will have the opportunity to vote on the following matters:

•	the election of six directors to serve until the next annual meeting of shareholders or until their successors are elected and have qualified;

•

the approval, on an advisory, non-binding basis, of the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables, and accompanying narrative disclosures);

•	the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2021; and

•	such other business as may properly come before the meeting.

Solicitation of Proxies

This proxy statement and the accompanying proxy card are expected to be first sent to shareholders on or about May 1, 2020.

The Board of Directors (the “Board”) of the Company is soliciting proxies in connection with its 2020 annual meeting of shareholders. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally by directors, officers, and employees of the Company at nominal cost. The Company may reimburse brokerage houses and other custodians, nominees and fiduciaries holding stock for others in their names, or in those of their nominees, for their reasonable out-of-pocket expenses in sending proxy material to their principals or beneficial owners and obtaining their proxies.

The Company has engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support. The Company expects to pay The Proxy Advisory Group, LLC fees and disbursements which are not expected to exceed $12,500 in the aggregate.

Who May Vote

The Board has established April 3, 2020 as the record date for the annual meeting. Only shareholders of record at the close of business as of that date will be entitled to attend or vote at the annual meeting. On the record date, there were 7,096,596 shares of common stock of the Company outstanding. There was no other outstanding class of voting securities.

A list of shareholders entitled to vote will be available at the annual meeting. In addition, you may contact David S. Smith, at the Company’s offices located at 600 East Greenwich Avenue, West Warwick, Rhode Island, to make arrangements to review a copy of the shareholder list at those offices, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from May 22, 2020 to the time of the annual meeting.

How to Vote

You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on the record date for the meeting. If you are a shareholder of record, that is you have a stock certificate or hold your shares in an account with our transfer agent, Computershare, you may vote your shares at the meeting in person or by proxy via mail, the Internet, or the toll-free number (for residents of the United States and Canada) listed on your proxy card.

•	To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•

To vote by proxy by mail, if you received proxy materials by mail and choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares

•	FOR the re-election of each of Jean A. Bua, Mitchell I. Quain, Yvonne E. Schlaeppi, Harold Schofield, Richard S. Warzala and Gregory A. Woods as a director of the Company;

•	FOR the approval, on an advisory, non-binding basis, of the Company’s executive compensation as described in this proxy statement;

•	FOR the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2021.

•

To vote by proxy using the Internet, you must access the website for Internet voting at www.proxypush.com/ALOT. Please have the enclosed proxy card handy when you access the website and follow the on-screen instructions. Internet voting facilities for shareholders of record will be available 24 hours a day until 11:59 p.m. (Eastern time) on June 1, 2020. If you vote via the Internet, you do not have to return your proxy card via mail.

•

To vote by proxy using the telephone, use any touch-tone telephone and call 866-509-1041 to transmit your voting instructions up until 11:59 p.m. (Eastern time) on June 1, 2020. Please have the enclosed proxy card handy when you call and then follow the instructions. If you vote via telephone, you do not have to return your proxy card via mail.

If any other business properly comes before the meeting, then the designated persons will have the discretion, to the extent authorized by applicable rules and regulations, to vote all shares they own or represent by proxy in any manner they deem appropriate.

If you vote by proxy, whether by mail, the Internet or telephone, you may revoke your proxy at any time before it is exercised by taking one of the following actions:

•	sending written notice to the Company’s Secretary at the address set forth on the notice of meeting appearing on the cover of this proxy statement;

•	voting again via the Internet or telephone on a later date or properly executing and delivering a later-dated proxy card; or

•	attending the meeting, notifying the Company’s Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of providing voting instructions to them over the Internet or by telephone, directions for which would be provided by your brokerage firm on your vote instruction form.

Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, your broker will be permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but will not be allowed to vote your shares with respect to “non-routine” proposals. Proposal 1, regarding the election of Directors, and Proposal 2, regarding the approval, on an advisory, non-binding basis, of the Company’s executive compensation, are “non-routine” proposals. If you do not instruct your broker how to vote with respect to these proposals, your broker will not vote your shares on them and your shares will be recorded as “broker non-votes” and will not affect the outcome of the vote on those proposals. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

Proposal 3, regarding the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2021, is considered to be a routine item under the applicable rules and your broker will be able to vote on this item even if it does not receive instructions from you, so long as your broker holds your shares in its name.

If a broker or nominee holds shares of common stock in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposal 1 and Proposal 2, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

Votes Required to Transact Business at the Meeting

The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

If You Receive More Than One Proxy Card or Voting Instruction Form

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a proxy card or voting instruction form for each account. Please sign, date and return all proxy cards you receive from the Company. If you choose to vote by proxy via the telephone or the Internet, please vote once for each proxy card you receive. Only your latest dated proxy for each account will be voted.

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own shares of the Company’s common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and the Company’s Annual Report for its fiscal year ended January 31, 2020 (“fiscal year 2020”). If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this proxy statement and the fiscal year 2020 Annual Report, unless you provided the Company’s transfer agent with contrary instructions. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our fiscal year 2020 Annual Report by sending a written request to AstroNova, Inc., attention Investor Relations Department, 600 East Greenwich Avenue, West Warwick, Rhode Island 02893, or by calling the Company’s investor relations department at 617-542-5300. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by contacting your broker or by calling 800-542-1061 or writing to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. If you hold shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling 877-373-6374 or writing to Computershare Investor Services at P.O. Box. 43078, Providence, RI 02940-3078.

Directions to the Annual Meeting

The annual meeting will be held at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts. For those planning to attend the annual meeting, directions to Foley Hoag’s offices can be found at www.proxydocs.com/ALOT. While the Company plans to have an in-person Annual Meeting of Shareholders, if it is unable or determines that it is not in the best interests of all affected stakeholders to do so, it will make arrangements for shareholders to be able to attend and vote at the meeting via the Internet and promptly announce that decision. Any such announcement will include detailed information as to how shareholders may remotely participate in the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, six directors are to be elected to hold office until the next annual meeting and until their respective successors are elected and qualified. The persons named in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed, for the election to the Board of the persons named below. The biographies below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE BOARD’S SIX NOMINEES FOR DIRECTOR.

Jean A. Bua, 61, has been a director since November 2018. Ms. Bua has served as Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer of NetScout Systems, Inc., a provider of real-time operational intelligence and performance analytics for service assurance and cyber security solutions, since September 2015. Prior to assuming her current role at NetScout Systems, Inc., Ms. Bua served as that company’s Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer from November 2011 until September 2015 and Vice President, Finance from September 2010 until November 2011. Prior to her tenure at NetScout Systems, Inc., Ms. Bua served as Executive Vice President, Finance & Treasurer of American Tower Corporation from 2005 to 2010 and served in various roles at Iron Mountain, Inc. from 1996 to 2005, most recently as Senior Vice President, Chief Accounting Officer and Worldwide Controller. Previously, she held senior positions at Duracraft Corp. and Keithley Instruments. Ms. Bua has also served as a management consultant at Ernst & Young and an auditor at KPMG. Since May 2017, she has served on the board of directors of CoreSite Realty Corporation, a provider of data center and interconnection solutions across the United States. We believe that Ms. Bua’s expertise and experience in public company accounting and financial management qualify her to serve on our board.

Mitchell I. Quain, 68, has been a director since August 2011. Mr. Quain has served on the Executive Council of American Securities, Inc., a private equity firm, since January 2020. From December 2011 to December 2019, Mr. Quain was a Senior Advisor at the private equity firm Carlyle Group. From January 2010 through December 2011, Mr. Quain was a Partner at One Equity Partners, a private investment firm. From 2006 through 2009, he was a Senior Director of ACI Capital Corp. From 2002 through 2005, Mr. Quain served as Chairman of Register.Com, Inc., an internet services provider, and from 1997 to 2001 he was employed with ABN AMRO and its predecessors in several capacities, including Vice Chairman of Investment Banking. Mr. Quain also serves as a director of Digirad Corporation, a provider of mobile healthcare solutions and diagnostic imaging equipment and services, and Jason Industries, Inc., a manufacturing company operating in the seating, finishing, acoustics and components businesses. Mr. Quain previously served as a director of DeCrane Aircraft Holdings, Inc., Handy & Harman Ltd., Hardinge Inc., HEICO Corporation, MagneTek, Inc., Mechanical Dynamics, Inc., RBC Bearings, Inc., Register.com, Inc., Tecumseh Products Company, Titan International, Inc., and Xerium Technologies, Inc. We believe that Mr. Quain’s extensive experience in the private equity sector and public company experience qualify him to serve on our Board.

Yvonne E. Schlaeppi, 60, has been a director since April 2018. Since 2011, Ms. Schlaeppi has served as a Managing Partner of Stratevise LLC, an international strategic advisory firm that she cofounded. From 2016 through 2019, Ms. Schlaeppi served on the board of directors of Stallergenes Greer plc, a pharmaceutical company traded on the Euronext Paris exchange. Ms. Schlaeppi served on the Special Committee of Independent Directors of Stallergenes Greer in connection with its going-private transaction in 2019. From 2014 to 2015, Ms. Schlaeppi served on the boards of directors of allergy immunotherapy companies, Ares Allergy Holdings Inc. and Greer Laboratories, Inc. Since 2015 Ms. Schlaeppi has been a member of the external advisory committee to the Channing Division of Network Medicine of Brigham and Women’s Hospital in Boston.

Ms. Schlaeppi has been recognized as a Board Leadership Fellow by the National Association of Corporate Directors beginning in 2017. Prior to founding Stratevise, Ms. Schlaeppi served as General Counsel at Global Enterprise Technologies, Passport & ID, a high-security document printing solutions provider and systems integrator, from 2007 to 2011 and as Executive Vice President, General Counsel and Corporate IP Officer at Organon BioSciences, a global pharmaceutical, animal health and biotech group based in the Netherlands, from 2006 to 2007. From 1999 to 2006 Ms. Schlaeppi was a partner at the Boston-based law firm of Palmer & Dodge LLP, where she served as Chairperson of that firm’s International Practice Group. From 1995 to 1998 Ms. Schlaeppi served in senior positions at Johnson Controls, Inc., a NYSE-listed diversified industrial company, including as General Counsel Europe. We believe that Ms. Schlaeppi’s extensive experience in international business and corporate governance, as well as relevant industry experience, qualify her to serve on our Board.

Harold Schofield, 78, has been a director since May 2012. Since 2004, Mr. Schofield has been the owner and manager of Schofield Imaging Associates, LLC, in Narragansett, Rhode Island, and between 2017 and 2019, served as interim Chief Executive Officer of NuLabel Technologies, Inc., a developer and provider of adhesive solutions for labeling and decorating applications. Prior to founding Schofield Imaging Associates, LLC, Mr. Schofield was Founder, President and CEO of Atlantek Incorporated (“Atlantek”), a manufacturer of thermal printers, and retired as Vice President and General Manager of Zebra Atlantek, Inc. following the acquisition of Atlantek by Zebra Technologies Corp. in November 2003. Prior to founding Atlantek, Mr. Schofield was Design Engineering Manager at Gulton Industries where he was responsible for design and development of thermal printers, plotters, and chart recorders. Mr. Schofield is an internationally recognized authority in the electronic printing field. We believe that Mr. Schofield’s long history and expertise in the printing and imaging field qualify him to serve on our Board.

Richard S. Warzala, 66, has been a director since December 2017. He is the President, Chief Executive and Chairman of the Board of Directors of Allied Motion Technologies, Inc. (“Allied Motion”), a developer of advanced motion control products and systems, and has more than 40 years of leadership experience and a strong technical background in the industrial, aerospace and commercial industries. He joined Allied Motion as President and Chief Operating Officer in 2002. Mr. Warzala was elected a director of Allied Motion in 2006, appointed President and Chief Executive Officer in 2009, and elected as the Chairman of Allied Motion’s board of directors in 2014. Allied Motion designs, manufactures and sells precision and specialty motion control components and systems in markets including Vehicle, Medical, Aerospace & Defense, and Industrial/Electronics. Before joining Allied Motion, Mr. Warzala was President of Danaher Corporation’s Motion Components Group and served in various senior positions at American Precision Industries Inc., including Corporate Vice President and President of its API Motion Division. We believe that Mr. Warzala’s technology background and international industry experience, together with his corporate governance expertise, business insights and deep understanding of lean manufacturing principles, qualify him to serve on our Board.

Gregory A. Woods, 61, has served as Chief Executive Officer of the Company since February 1, 2014 and as a director since January 2014. Mr. Woods joined the Company in September 2012 as Executive Vice President and Chief Operating Officer and was appointed President and Chief Operating Officer on August 29, 2013. Prior to joining the Company, Mr. Woods served from January 2010 to August 2012 as Managing Director of Medfield Advisors, LLC, an advisory firm located in Medfield, Massachusetts focused on providing corporate development and strategy guidance to technology driven manufacturing firms. From 2008 to 2010, Mr. Woods served as President of Performance Motion Devices, a specialty semiconductor and electronics manufacturer located in Lincoln, Massachusetts. Based on this experience and his position as Chief Executive Officer of the Company, we believe that Mr. Woods is qualified to serve on our Board.

The Board has determined that all of the directors of the Company, including each of the nominees standing for election at the 2020 annual shareholders meeting, other than Gregory A. Woods, are independent of the Company in that such nominees have no material relationship with the Company either directly or as a partner, shareholder or affiliate of an organization that has a relationship with the Company. The Board has made this determination in accordance with applicable Securities and Exchange Commission (“SEC”) rules and NASDAQ listing standards.

The directors will be elected by a plurality of the votes of the shares entitled to vote on the election of directors and present in person or represented by proxy at the annual meeting. This means that the six nominees receiving the highest number of FOR votes will be elected as directors. Votes may be cast FOR or WITHHELD FROM each nominee. Broker non-votes and votes that are WITHHELD FROM the nominees will be excluded entirely from the vote and will have no effect.

The Board recommends a vote FOR the election of each the nominees listed above.

CORPORATE GOVERNANCE

The Board of Directors – Meetings and Committees

The Board currently consists of six members, all of whose terms will expire at the annual meeting and each of whom has been nominated by the Board for re-election. During the fiscal year ended January 31, 2020, the Board held six meetings. During fiscal year 2020, each director attended all of the meetings of the Board and meetings of committees on which such director served.

The Board has adopted a policy that requires members of the Board to make every effort to attend each annual shareholders meeting. All members of the Board then serving attended the 2019 annual shareholders meeting.

The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The members and chairs of each of those committees are appointed each year. The Audit Committee is comprised of Ms. Bua, Mr. Quain, Ms. Schlaeppi and Mr. Schofield. The Nominating and Governance Committee is comprised of Ms. Bua, Mr. Quain, Ms. Schlaeppi, Mr. Schofield and Mr. Warzala. The Compensation Committee is comprised of Messrs. Quain, Schofield and Warzala. Each of the members of our committees is independent as defined under the applicable NASDAQ listing standards and SEC rules. Each of the Audit, Compensation, and Nominating and Governance Committees has a written charter approved by the Board. A copy of each charter is available on the Company’s website at www.astronovainc.com under “Investors – Corporate Governance – Governance Documents.”

Audit Committee. The Audit Committee’s primary duties and responsibilities include: overseeing the integrity of the Company’s financial reports, appointing, setting the compensation of and overseeing the Company’s independent accountants, and assessing the qualifications, independence and performance of the Company’s independent accountants and the adequacy of internal controls. The Audit Committee meets with the Company’s independent accountants to review quarterly financial results, the results of the audit, and other relevant matters. The Audit Committee held seven meetings during the fiscal year ended January 31, 2020. The Board has determined that all members of the Audit Committee during fiscal year 2020 satisfy the financial literacy requirements of the NASDAQ listing standards and are independent as defined under the NASDAQ listing requirements and applicable SEC rules. Additionally, the Board has determined that that each of Ms. Bua and Mr. Quain qualifies as an “audit committee financial expert” as defined by the SEC rules and possesses “financial sophistication” as described in the NASDAQ listing standards.

Compensation Committee. The Compensation Committee assists the Board in discharging the Board’s responsibilities relating to director and executive compensation. The Compensation Committee’s responsibilities include: establishing and reviewing the Company’s executive and director compensation philosophy, strategies, plans and policies; making recommendations with respect to the design of the Company’s incentive compensation plans and equity based plans; granting awards under such plans and overseeing generally the administration of such plans; evaluating the performance and determining the compensation of the Chief Executive Officer; and reviewing and approving recommendations on compensation of other executives. The Compensation Committee held seven meetings during the fiscal year ended January 31, 2020.

Nominating and Governance Committee. The Nominating and Governance Committee assists the Board in fulfilling its nomination and corporate governance responsibilities. The Nominating and Governance

Committee’s responsibilities include: (i) advising the Board concerning appropriate composition of the Board and its committees, including identifying individuals qualified to serve on the Board and its committees, recommending to the Board individuals to be nominated by the Board for election to the Board by the shareholders or, in appropriate circumstances, elected by the Board to fill vacancies on the Board, (ii) advising the Board regarding appropriate governance practices and assisting the Board in achieving them, and (iii) overseeing and reporting to the Board concerning the periodic evaluation of the Board, each committee of the Board and members of the Board. The Nominating and Governance Committee is also charged with advising the board regarding applicable standards to be used in determining the independence of the directors serving on the Board, reviewing and making recommendations to the Board regarding the Company’s corporate governance policies, overseeing the Company’s director education and onboarding programs, and reviewing and monitoring the Company’s executive officer succession plans. The Nominating and Governance Committee held three meetings in the fiscal year ended January 31, 2020.

Director Share Ownership Requirements. The Company has a stock ownership policy that requires each director to hold shares of Company common stock with a value equal to at least $200,000. Any director who does not meet this requirement will have five years from the date of his or her initial election to the Board to achieve this ownership level. Directors are expected to retain at least 50% of the shares acquired upon exercise of any stock option (net of any shares withheld for payment of taxes) or vesting of a restricted stock or restricted unit award until they achieve the specified ownership level and thereafter maintain such ownership level. Currently, all of our directors meet the ownership requirement, with the exception of Ms. Bua, who was appointed to the Board in November 2018, Ms. Schlaeppi, who was appointed to the Board in April 2018, and Mr. Warzala, who was appointed to the Board in December 2017.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 31, 2020, Messrs. Quain, Schofield, and Warzala served on the Company’s Compensation Committee. No member of the Company’s Compensation Committee who currently serves or who served during fiscal year 2020 has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company’s executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director of the Company or a member of the Company’s Compensation Committee.

Nomination of Directors

The Nominating and Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. As part of its ongoing succession planning, the Nominating and Governance Committee makes periodic recommendations to the Board regarding the desired characteristics for potential directors, including with respect to competencies, special knowledge or expertise, experience of members, diversity and age. In all cases, the Nominating and Governance Committee seeks individuals who possess the highest ethical standards and integrity, have a history of achievement that reflects superior standards for themselves and others, have the ability to provide wise, informed and thoughtful counsel to management on a range of issues, exercise independence of thought, and possess skills and expertise appropriate to meet the Company’s needs and advance the long-term interests of the shareholders. While the Nominating and Governance Committee does not have a specific policy with respect to diversity, it considers diversity with respect to viewpoints, accomplishments, skills and experiences, among other factors such as gender, race, national origin and age, in its evaluation of candidates for Board membership. In considering candidates for the Board, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in determining whether the candidate would bring a valuable perspective to the Board.

The Nominating and Governance Committee also monitors the Board’s compliance with the requisite qualifications under the NASDAQ listing standards for populating the Audit, Compensation, and Nominating and

Governance Committees. The Nominating and Governance Committee will consider shareholder nominees for director in the same manner as nominees for director from other sources.

Shareholders may send recommendations for director nominees to the Nominating and Governance Committee at the Company’s offices at 600 East Greenwich Avenue, West Warwick, Rhode Island 02893. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. In addition, Section 10 of Article III of the Company’s By-Laws sets forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at an annual meeting of shareholders. These procedures include a requirement for written notice to the Company not more than 150 days nor less than 60 days prior to the scheduled annual meeting, which must contain the name and certain information concerning the nominee and the shareholders who support the nominee’s election. For the annual meeting to be held in 2021, the notice must be received no earlier than December 19, 2020 and no later than March 19, 2021. A copy of the Company’s By-Laws may be obtained by writing to AstroNova, Inc., Attn: Investor Relations Department, 600 East Greenwich Avenue, West Warwick, Rhode Island 02893.

Communications with the Board of Directors

The Company’s Board provides a process for shareholders to communicate directly with the members of the Board or the individual chairman of each standing committee. Any shareholder with a concern, question or complaint regarding our compliance with any policy or law, or who would otherwise like to contact the Board, may communicate directly with the directors by writing directly to those individuals c/o AstroNova, Inc., 600 East Greenwich Avenue, West Warwick, Rhode Island 02893. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate offices that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Board Leadership Structure

All members of the Board, other than Mr. Woods, are independent and all our key committees – Audit, Compensation, and Nominating and Governance – are, and during the fiscal year ended January 31, 2020 were, comprised solely of independent directors. The non-management directors meet in executive session at least quarterly in order to promote discussion among the independent directors and assure independent oversight of management.

A key component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. All of our directors are free to suggest the inclusion of items on the agenda for meetings of the Board or to raise subjects that are not on the agenda for that meeting. In addition, our Board and each committee have complete and open access to any member of management and the authority to retain independent legal, financial, and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Moreover, our Audit Committee, Compensation Committee and the Nominating and Governance Committee, all of which are comprised entirely of independent directors, also perform oversight functions independent of management.

Lead Independent Director. Since the passing of the Company’s former Chairman of the Board in 2017, our Board has not elected a new Chairman. However, in August 2019, the Board elected Mr. Warzala as its lead independent director. In that capacity, among other things, Mr. Warzala serves as a liaison between the independent directors and the Company’s management and as the chair of executive sessions of the independent directors. The Board believes that in light of the relatively small size of the Board and the active involvement by all of our independent directors in both the oversight of the Company and the conduct of the Board’s meetings and deliberations, including the establishment of the Board’s agenda for its meetings, the Board’s current leadership structure is appropriate for the Company at this time. The Board intends to continue to review its leadership structure, including the role of the lead independent director.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks through a program of sound policies, systems, processes, and reports. The Audit Committee of the Board has oversight responsibility over financial reporting and disclosure processes, compliance and legal matters, and information security and fraud risk. The Audit Committee also monitors controls to prevent material weaknesses in the financial reporting function. The Audit Committee meets regularly with our Chief Financial Officer in carrying out these responsibilities, and with the Company’s independent auditors in executive session.

The Compensation Committee of the Board oversees risks as they relate to the Company’s compensation policies and practices as described under “Compensation Discussion and Analysis.” The Board’s Nominating and Governance Committee assists the Board in fulfilling the Board’s oversight responsibilities with respect to confirming the independence of board members, developing desired characteristics of the Board and identifying individuals qualified to be members of the Board, reviewing and monitoring executive officer succession plans, and assessing the effectiveness of the Board and its committees.

While each committee is responsible for evaluating the risks within their areas of responsibility and overseeing the management of such risks, all committees report regularly to the full Board, which also considers the Company’s entire risk profile.

Compensation of Directors

The Compensation Committee is responsible for reviewing and establishing the compensation of the directors of the Company. On January 31, 2019, the Compensation Committee adopted an Amended and Restated Non-Employee Director Annual Compensation Program (the “Director Compensation Program”), which became effective as of February 1, 2019 and supersedes the Company’s prior Non-Employee Director Annual Compensation Program.

Pursuant to the Director Compensation Program, beginning with fiscal year 2020, each non-employee director automatically receives a grant of restricted stock on the date of his or her re-election to the Board. The number of whole shares granted is equal to the number calculated by dividing the stock component of the director compensation amount determined by the Compensation Committee for that year by the fair market value of our stock on that day. The value of the restricted stock award for fiscal year 2020 was and for fiscal year 2021 is $60,000. To account for the partial year beginning on February 1, 2019 and continuing through the 2019 annual meeting and thereby provide for the alignment of the timing of annual grants of restricted stock under the Director Compensation Program with the election of directors at the annual meeting, on February 1, 2019, each non-employee director was granted shares of restricted stock with a fair market value of $18,000. Other than the shares granted on February 1, 2019, which vested on June 1, 2019, shares of restricted stock granted under the Director Compensation Program become vested on the first anniversary of the date of grant, conditioned upon the recipient’s continued service on the Board through that date. In the event of the death or disability of a non-employee director, or a Change in Control (as that term is defined in our 2018 Equity Incentive Plan) of the Company, the shares of restricted stock will immediately vest and no longer be subject to restrictions on transfer. Other than as part of a Change in Control of the Company and except in the case of economic hardship of a particular non-employee director, as determined by the Compensation Committee, while a non-employee director is serving on our Board he or she may not sell or otherwise dispose of any of our stock received in connection with his or her service on our Board (whether that stock was granted under the Director Compensation Program, any predecessor program or otherwise) if that non-employee director has not satisfied the requirements of any stock ownership guidelines established for directors by the Board or if the transfer would cause him or her to be out of compliance with any such guidelines.

Pursuant to the Director Compensation Program, each non-employee director receives cash payments for their service on the Board and its committees. In March 2020, the Board approved a cash payment of $10,000 per year for service as our lead independent director, which was made retroactive to Mr. Warzala’s appointment as our lead independent director in August 2019. The amounts of those payments for the fiscal year ended January 31, 2020 were:

Position Covered	Fiscal Year 2020 Annual Payment
Service on the Board	$45,000
Lead Independent Director	$10,000
Audit Committee Chairman	$10,000
Compensation Committee Chairman	$8,000
Nominating and Governance Committee Chairman	$6,000
Committee Member (other than Chairman)	$3,000

Cash payments are made to non-employee directors in four equal tranches on the dates of the Board’s regular quarterly meetings. No changes were made to the cash component of the Director Compensation Program for the fiscal year ended January 31, 2021.

If a person becomes a non-employee director on a date other than the date of our annual meeting of shareholders in any fiscal year, that person will receive an award of restricted stock as described above, but appropriately prorated to reflect the number of days remaining from the date he or she commences his or her service in that capacity until the date for the scheduled date for our next annual meeting of shareholders. In addition, if a person becomes a non-employee director, Chairman of the Board, lead independent director, chairman of a committee or a member of a committee other than on the first business day of a fiscal quarter of the Company, he or she will receive cash fees on (i) the date of the regular full meeting of the Board held in that quarter or (ii) if later, the date he or she commences his or her service in that capacity, as described above, but appropriately prorated to reflect the number of days remaining in that fiscal quarter.

The following Director Compensation table provides information regarding the compensation paid or accrued by each person other than Mr. Woods who served as a director during the fiscal year ended January 31, 2020. See “Executive Compensation” for information regarding compensation of and outstanding equity awards held by Mr. Woods.

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(a)(b)(c)	Total ($)
Jean A. Bua	51,000	77,981	121,981
Mitchell I. Quain	61,000	77,981	138,981
Yvonne E. Schlaeppi	54,000	77,981	131,981
Harold Schofield	54,000	77,981	131,981
Richard S. Warzala	56,000	77,981	133,981

(a)

The amounts reflect the aggregate fair value of the awards on the grant date under FASB ASC Topic 718 for shares of restricted stock granted to directors. For additional information, see footnote 13 in the Company’s audited financial statements for the fiscal year ended January 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 10, 2020.

(b)

As of January 31, 2020, each non-employee director held 2,312 shares of unvested restricted stock, which will vest on June 4, 2020, conditioned, for each non-employee director, on that director’s continued service on the Board through that date.

(c)

As of January 31, 2020, the Company’s non-employee directors held the following number of outstanding stock options, all of which were vested: Mitchell I. Quain – 30,000; Yvonne E. Schlaeppi – 10,000; Harold Schofield – 35,000; and Richard S. Warzala – 10,000. Ms. Bua did not hold any stock options as of January 31, 2020.

Security Ownership of 5% Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of the Company’s outstanding shares of common stock, as of April 17, 2020 (except as noted), by each person who is known to the Company to own of record or beneficially more than 5% of such stock:

Name of Beneficial Owner	Number of Shares Beneficially Owned (a)		Percent of Class
Dimensional Fund Advisors LP	577,936	(b)	8.1%
6300 Bee Cave Road, Building One Austin, TX 78746

Rutabaga Capital Management, LLC	551,836	(c)	7.8%
64 Broad Street, 3rd Floor Boston, MA 02109

BlackRock, Inc.	412,782	(d)	5.8%
55 East 52nd Street New York, NY 10055

The Vanguard Group, Inc.	398,408	(e)	5.6%
100 Vanguard Blvd. Malvern, PA 19355

Punch & Associates Investment Management, Inc.	374,637	(f)	5.3%
7701 France Ave. So., Suite 300 Edina, MN 55435

(a)

All information is based upon ownership of record as reflected on the stock transfer books of the Company or as reported on Schedule 13G or Schedule 13D filed under Rule 13d-1 under the Securities Exchange Act of 1934.

(b)

According to a Schedule 13G/A filed with the SEC on February 12, 2020, as of December 31, 2019, Dimensional Fund Advisors, LP, an investment adviser registered under the Advisers Act, and its subsidiaries (collectively, “Dimensional”) had sole voting power with respect to 564,365 shares and sole dispositive power with respect to 577,936 shares held by registered investment companies, trusts and separate accounts for which Dimensional serves as investment manager, adviser or sub-adviser.

(c)

According to a Schedule 13G/A filed with the SEC on February 15, 2017, Rutabaga Capital Management, LLC, an investment adviser registered under the Advisers Act, had sole voting power with respect to 382,869 shares, shared voting power with respect to 168,967 shares, and sole dispositive power with respect to 551,836 shares as of December 31, 2016.

(d)

According to a Schedule 13G filed with the SEC on February 11, 2020 by BlackRock, Inc. (“BlackRock”) on its own behalf and on behalf of its subsidiaries BlackRock Advisors, LLC, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., and BlackRock Investment Management, LLC (collectively, the “BlackRock Subsidiaries”), BlackRock, Inc. had sole voting power with respect to 408,110 shares and sole dispositive power with respect to 412,782 shares as of December 31, 2019. None of the BlackRock Subsidiaries claim beneficial ownership of 5% or greater of the outstanding shares.

(e)

According to a Schedule 13G filed with the SEC on February 11, 2020, The Vanguard Group, an investment adviser registered under the Advisers Act, had sole voting power and shared dispositive power with respect to 12,964 shares and sole dispositive power with respect to 385,444 shares as of December 31, 2019.

(f)

According to a Schedule 13G/A filed with the SEC on February 14, 2020, Punch & Associates Investment Management, Inc., an investment adviser registered under the Advisers Act, had sole voting power and sole dispositive power with respect to 374,637 shares as of December 31, 2019.

Security Ownership of Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 17, 2020 by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. Unless otherwise noted, all shares of common stock are subject to the sole voting and dispositive power of the respective directors and executive officers.

	Beneficial Ownership
Name of Beneficial Owner	Shares and Restricted Shares (a)		Options Exercisable within 60 days of 4/17/20		Total Beneficial Ownership (a)	Percent of Class
Non-employee directors
Jean A. Bua	4,969	(b)	—		4,969	*
Mitchell I. Quain	37,171	(b)	30,000		67,171	*
Yvonne E. Schlaeppi	8,622	(b)	10,000		18,622	*
Harold Schofield	21,342	(b)	35,000		56,342	*
Richard S. Warzala	11,496	(b)	10,000		21,496	*

Executive officers
Gregory A. Woods	112,088	(c)	242,832	(d)	354,922	4.8%
David S. Smith	9,844	(e)	34,332	(f)	44,176	*
Michael J. Natalizia	28,344	(g)	16,666	(h)	45,010	*
All directors and executive officers of the Company as a group (11)	286,071	(i)	408,477	(j)	694,548	9.3%

*	Indicates less than 1.0%.
(a)

If applicable, beneficially owned shares include shares owned by the spouse, minor children, and certain other relatives of the director or executive officer, as well as shares held by trusts of which the person is a trustee or in which he or she has a beneficial interest.

(b)	Includes 2,312 shares of restricted stock.
(c)	Includes 8,962 restricted stock units vesting within 60 days of April 17, 2020.
(d)	Excludes 27,668 shares underlying options not exercisable within 60 days of April 17, 2020.
(e)	Includes 3,488 restricted stock units vesting within 60 days of April 17, 2020.
(f)	Excludes 29,668 shares underlying options not exercisable within 60 days of April 17, 2020.
(g)	Includes 3,547 restricted stock units vesting within 60 days of April 17, 2020.
(h)	Excludes 5,834 shares underlying options not exercisable within 60 days of April 17, 2020.
(i)	Includes 11,560 shares of restricted stock and 21,680 restricted stock units vesting within 60 days of April 17, 2020.
(j)	Excludes 72,506 shares underlying options not exercisable within 60 days of April 17, 2020.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, requires the directors and executive officers of the Company and any persons who beneficially own more than ten percent of the Company’s common stock to file with the SEC various reports of beneficial ownership and changes in beneficial ownership. Based solely on a review of the copies of such reports received by the Company and certain written representations that no other reports were required, the Company believes that for the fiscal year ended January 31, 2020, all of its officers, directors and 10% beneficial owners complied with the requirements of Section 16(a), except that the following forms were filed late:

•	One Form 4 by Mr. Morawetz relating to the issuance of shares of common stock upon the vesting of a restricted stock unit award;

•	One Form 4 by each of Ms. Bua, Mr. Quain, Ms. Schlaeppi, Mr. Schofield and Mr. Warzala relating to the grant of a restricted stock award; and

•

One Form 4 by each of Mr. Natalizia, Mr. Petrarca, Mr. Smith and Mr. Woods relating to the issuance of shares of common stock upon the vesting of two restricted stock unit awards and the related surrender of shares of common stock to satisfy tax withholding obligations.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Company’s Board of Directors (the “Committee”) is charged with the responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy and setting the compensation for our executives and key management personnel in a manner which is internally equitable. The Committee also is responsible for reviewing and establishing the compensation of directors.

Compensation Philosophy and Objectives. The Committee’s overall philosophy in terms of executive compensation is to link management incentives with the actual financial performance of the Company. Similarly, the compensation should attract, retain, and motivate highly qualified individuals to achieve the Company’s business goals and link their interests with shareholder interests. In setting compensation for the Company’s executive officers, the Committee considers the executive’s performance, awards, if any, made during prior years and other relevant factors. The Committee seeks to have the long-term performance of the Company’s common stock reflected in executive compensation through our equity incentive programs.

Elements of Compensation. The total compensation program for the Company’s executive officers consists of the following:

•	salary;

•	cash incentive and bonus awards tied to the Company’s and executive’s annual performance;

•	equity-based incentive compensation, in the form of time-based restricted stock units and performance-based restricted stock units; and

•	retirement and other benefits.

The Committee seeks to structure each element of compensation to attract and retain the necessary executive talent, reward annual performance and provide incentives for achieving both long-term strategic goals and short-term performance goals. The Committee’s policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our shareholders.

Say on Pay Consideration. In accordance with SEC rules, the Company conducted a non-binding, advisory vote on the Company’s executive compensation at its 2019 annual meeting. The Company’s shareholders voted to approve the Company’s executive compensation practices at the 2019 annual meeting by a favorable vote of approximately 99.2% of the votes cast.

Setting Executive Compensation. The Committee is responsible for establishing and periodically reviewing the compensation of the Company’s executive officers and approving all equity awards. The Committee annually reviews the performance of the executive officers and, based on these reviews, the Committee determines salary adjustments and annual awards. Mr. Woods does not participate during deliberations regarding his compensation.

During the fiscal year ended January 31, 2020, the Committee engaged a compensation consultant, Radford, an Aon Hewitt company, to assist the Committee in assessing the amount and structure of the compensation paid to the Company’s executive officers. As part of its engagement, Radford assisted the Committee in assessing the competitiveness of the Company’s executive compensation practices compared to a peer group of companies, which was identified with the assistance of Radford, and other survey data. The peer group selected by the Committee for purposes of evaluating the Company’s executive compensation practices consisted of the following 19 publicly traded hardware manufacturing companies with similar revenues, employee headcounts and market capitalizations to the Company:

•	Allied Motion Technologies Inc.

•	Amtech Systems, Inc.

•	AXT, Inc.

•	Brightcove Inc.

•	CCUR Holdings, Inc.

•	Clearfield, Inc.

•	Communications Systems, Inc.

•	CVD Equipment Corporation

•	CyberOptics Corporation

•	Digi International Inc.

•	EMCORE Corporation

•	Frequency Electronics, Inc.

•	Intevac, Inc.

•	KVH Industries, Inc.

•	Nanometrics Incorporated

•	Perceptron, Inc.

•	Revolution Lighting Technologies, Inc.

•	Rudolph Technologies, Inc.

•	Transact Technologies Incorporated

While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of the Company’s business and objectives that are unique to it and the specific experiences and attributes of the Company’s executive officers, the Committee has generally considered approximately the median level of total compensation, as well as the components of total compensation, in the survey and peer group data as the basis for comparison.

Fiscal Year 2020 Compensation Overview. The total compensation paid to Mr. Woods and the Company’s two other most highly compensated executive officers, Mr. Smith and Mr. Natalizia (collectively with Mr. Woods, the “Named Executive Officers”), in the fiscal year ended January 31, 2020 decreased over the total compensation paid in the prior fiscal year. As is described in more detail below, this decrease was primarily attributable to the fact that in in the fiscal year ended January 31, 2019, the Company’s financial performance resulted in payments to the Named Executive Officers under the Company’s Senior Executive Short-Term Incentive Plan (the “STIP”) equal to approximately 115% percent of their target awards, while the Company’s financial performance in fiscal year 2020 resulted in much lower payments to the Named Executive Officers under the STIP.

Salary. Base salaries for executive officers are evaluated each year. Historically, base salaries have been increased at annual rates which approximate the general rates of increase of compensation for all employees of the Company. Annual salary adjustments are made effective April 1 of each year. Effective as of April 2, 2019, the Committee set the fiscal year 2020 annual salaries of the Named Executive Officers as follows:

Name	Salary
Gregory A. Woods	$435,000
David S. Smith	$296,500
Michael J. Natalizia	$235,000

In March 2020, the Committee determined not to change the annual salaries of the Named Executive Officers for the fiscal year ending January 31, 2021.

Cash Incentive and Bonus Awards. Annual cash incentive awards are an important component of total executive cash compensation because they reward the Company’s executives for achieving targeted, annual results and emphasize variable or “at risk” compensation. From time-to-time the Committee awards discretionary cash bonuses to the Company’s executives to reward their efforts in extraordinary circumstances.

Senior Executive Short-Term Incentive Plan

Participants in the STIP (which may include any executive officer, vice president or director-level manager) are determined annually by the Committee. Awards under the STIP are earned based on achieving or exceeding annual financial objectives, which the Committee has full discretion to establish for each plan year. Annually, the Committee establishes a Target Award for each STIP participant, which may vary as to each participant and from year to year. In March 2019, the Committee established the following Target Awards for our Named Executive Officers for fiscal year 2020:

Name	Target Award	Target Award as Percentage of Base Salary
Gregory A. Woods	$348,000	80%
David S. Smith	$133,425	45%
Michael J. Natalizia	$82,250	35%

Concurrently with the establishment of the Target Awards for fiscal year 2020, the Committee established fiscal year 2020 performance criteria under the STIP (the “2020 Performance Goals”) of consolidated revenue (the “Revenue Performance Goal”) and consolidated operating income (the “Operating Income Performance Goal”). For each of the 2020 Performance Goals, the Committee established a threshold and a target.

The Committee allocated the Target Awards to the 2020 Performance Goals as follows:

•	50% of the Target Awards were tied to achievement of the Revenue Performance Goal; and

•	50% of the Target Awards were tied to the achievement of the Operating Income Performance Goal.

Performance with respect to each specific 2020 Performance Goal was calculated independently to determine the amount of the award for each 2020 Performance Goal (each, an “Award Component”). The total STIP award earned by a Named Executive Officer for fiscal year 2020 is equal to the sum of the separate Award Components determined for each 2020 Performance Goal, calculated as follows:

•

No bonus was to be paid with respect to the fiscal year Revenue Performance Goal unless our fiscal year 2020 revenue exceeded the fiscal year 2020 revenue threshold. If our fiscal year 2020 revenue had equaled or exceeded the fiscal year 2020 revenue target, 100% of the target bonus allocated to that Award Component would be paid. For fiscal year 2020 revenue falling between the fiscal year 2020 revenue threshold and the target, the bonus amount was determined through linear interpolation.

•

No bonus was to be paid with respect to the fiscal year Operating Income Performance Goal unless our fiscal year 2020 operating income exceeded the fiscal year 2020 operating income threshold. If our fiscal year 2020 operating income had equaled the operating income target established by the Compensation Committee, 100% of the target bonus allocated to that Award Component would have been paid. If our fiscal year 2020 operating income had fallen between the threshold and the target, the bonus amount would have been determined through linear interpolation. An incremental bonus of up to 150% of each Named Executive Officer’s total STIP target bonus, would have been paid if our fiscal year 2020 operating income had fallen between the fiscal year 2020 operating income target and an amount equal to 175% of the fiscal year 2020 operating income target. If our fiscal year 2020 operating income had fallen between the fiscal year 2020 operating income target and 175% of the fiscal year 2020 target, the bonus amount would have been determined through linear interpolation. No further bonus would have been earned on account of fiscal year 2020 operating income that exceeded 175% of the operating income target.

Each of our Named Executive Officers’ STIP award is subject to the following limitations:

•	Aggregate awards under the STIP in any year may not exceed 15% of the Company’s consolidated operating income for that year determined without deduction for the STIP awards.

•	Adequate reserves for awards must be accrued when determining whether a Performance Goal based upon operating income has been achieved.

The threshold and target for each of the Performance Goals and the corresponding Award Components based on the Company’s results for fiscal year 2020 were as follows:

Performance Goal	Threshold ($)	Target ($)	Actual Performance ($)	Percentage of Target Bonus Earned (%)
Revenue	133,000,000	147,000,000	133,445,558	3.2
Operating Income	7,848,000	9,592,000	2,432,487	—

As a result, our Named Executive Officers received the STIP awards for fiscal year 2020 listed in the table below.

Name	STIP Award for Fiscal Year 2020
Gregory A. Woods	$5,538
David S. Smith	$2,123
Michael J. Natalizia	$1,309

The Company paid directly to each of Messrs. Woods, Smith and Natalizia the amounts of the fiscal year 2020 STIP awards.

Equity-based Incentive Compensation. Total compensation at the executive level also includes equity incentive awards granted under the Company’s 2018 Equity Incentive Plan. The objectives of the equity incentive awards are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and the Company’s performance in key financial metrics, and to enable executives to develop and maintain a long-term stock ownership position in the Company’s common stock.

In fiscal year 2020, the Committee granted to the Named Executive Officers the following number of time-based and performance-based restricted stock units.

Name	Time-based Restricted Stock Units	Performance-based Restricted Stock Units
Gregory A. Woods	11,154	22,308
David S. Smith	3,789	7,578
Michael J. Natalizia	2,010	4,020

The time-based restricted stock units vest in three equal annual installments commencing on the first anniversary of the date of grant, based on the executive’s continued employment with us. The performance-based restricted stock units may be earned based upon the achievement by the Company of performance goals based on a fiscal year 2020 revenue threshold and target (the “Revenue Goal”) and operating income threshold and target (the “Operating Income Goal”) as follows:

Performance Goal	Threshold	Target
Revenue Goal	$133,000,000	$147,000,000
Operating Income Goal	$7,848,000	$9,592,000

One half of the performance-based restricted stock units issued to the Named Executive Officers were subject to the Revenue Goal (“Revenue RSUs”) and the other half were subject to the Operating Income Goal (“Operating Income RSUs”). The number of Revenue RSUs and Operating Income RSUs that were earned was calculated as follows:

•	The number of Revenue RSUs earned by a Named Executive Officer was equal to the total number of Revenue RSUs held by that Named Executive Officer multiplied by the quotient of

•	the Company’s fiscal year 2020 revenue minus the Revenue Goal Threshold, divided by

•	the Revenue Goal Target minus the Revenue Goal Threshold; and

•	The number of Operating Income RSUs earned by a Named Executive Officer was equal to the total number of Operating Income RSUs held by that Named Executive Officer multiplied by the quotient of

•	the Company’s fiscal year 2020 operating income minus the Operating Income Goal Threshold, divided by

•	the Operating Income Goal Target minus the Operating Income Goal Threshold,

in each case rounded down to the nearest whole number. In no event could more than 100% of the Revenue RSUs or 100% of the Operating Income RSUs have become earned. If the Company’s fiscal year 2020 revenue had been less than the Revenue Goal Threshold, then none of the Revenue RSUs would have been earned, and because the Company’s fiscal year 2020 operating income was less than the Operating Income Goal Threshold, none of the Operating Income RSUs were earned.

Based on the Company’s fiscal year 2020 revenue and operating income, in March 2020, the Committee determined that approximately 3.2% of the Revenue RSUs were earned, as follows:

Name	Earned Performance- based Restricted Stock Units
Gregory A. Woods	355
David S. Smith	121
Michael J. Natalizia	64

The earned performance-based restricted stock units vest in three equal tranches on March 20, 2020, 2021 and 2022, conditioned upon the executives’ continued employment with the Company.

Share Ownership and Retention Guidelines. The Committee believes that, as a rule, senior management should have a meaningful equity interest in the Company. In order to promote equity ownership and further align the interests of management with our shareholders, the Committee has adopted share ownership and retention guidelines for our executives. These guidelines are based upon the market value of our common stock as a multiple of such officer’s base pay. The multiple is three times base salary for the CEO, two times base salary for the Chief Financial Officer and 1.25 times base salary for the other executive officers. Under these guidelines, an executive was expected to achieve the ownership level by April 1, 2020 or, if later, within five years of his or her initial appointment as an executive officer. Executives are expected to retain at least 50% of all shares acquired on vesting of restricted stock or restricted stock units and 50% of all shares acquired on exercise of any stock option (net of any shares tendered or withheld for payment of taxes) until they achieve the specified ownership level and thereafter maintain such ownership level.

Retirement and Other Benefits. In order to attract and retain key executives, the Company offers retirement benefits through a Profit-Sharing Plan for employees, including its executive officers.

Profit Sharing Plan. The Company maintains a Profit Sharing Plan that is a qualified plan under Section 401(k) of the Internal Revenue Code, which provides retirement benefits to substantially all the Company’s employees.

Each eligible employee shares in contributions on the basis of relative compensation. In addition, participants are permitted to defer up to 50% of their cash compensation and make contributions of such deferral to this plan through payroll deductions (limited to $19,000 and $19,500 in calendar years 2019 and 2020, respectively). The Company makes matching contributions equal to 50% of the first seven percent of compensation contributed. The deferrals are made within the limits prescribed by Section 401(k). The Profit Sharing Plan provides for the vesting of 100% of matching contributions made by the Company to the account of the employee after three years of service. Contributions by an employee are 100% vested immediately.

Perquisites. In addition to the benefits described above, the Company provides automobile allowances to certain of its executive officers and a housing allowance to one of its Named Executive Officers. The amount of any automobile or housing allowance granted to our Named Executive Officers is reflected in the “All Other Compensation” column of the Summary Compensation Table below.

Change in Control Agreement with Mr. Woods. In November 2014, the Company entered into a Change in Control Agreement (the “CIC Agreement”) with Mr. Woods. The CIC Agreement provides for the payment of severance benefits upon a change in control of the Company if Mr. Woods’ employment is terminated by the Company without cause or by Mr. Woods for good reason within the period (the “CIC Period”) beginning on the earlier of (i) 180 days prior to the occurrence of the change in control and (ii) the announcement of a transaction expected to result in a change in control, and ending on the second anniversary of the occurrence of a change in control. Severance payments to Mr. Woods include (i) payment of one and one-half times the sum of (A) his annual salary and (B) the greater of the amount of his target bonus for the fiscal year in progress or the highest annual bonus paid to him in the prior three years (collectively, “base compensation”), (ii) immediate vesting of all unvested stock options and restricted stock awards, (iii) continued health coverage for 18 months or until he receives benefits from another employer, if earlier, and (iv) reimbursement for outplacement services in an amount not to exceed 17% of his base compensation. If any payment or benefit under the CIC Agreement or under any other plan or agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and if Mr. Woods would be in a better after-tax position by reducing the such payments or benefits, the amounts payable under the CIC Agreement will be reduced to the extent necessary to avoid the excise tax payable under Section 280G.

Employment Agreements and Severance Benefits. Except for the CIC Agreement with Mr. Woods, we generally do not provide any severance benefits to our Named Executive Officers other than those provided to all employees. Severance benefits vary based upon salary levels and length of service.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis included above. Based on these reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion & Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 for filing with the SEC through incorporation by reference of this Proxy Statement.

Compensation Committee:

Richard S. Warzala (Chairman)

Mitchell I. Quain

Harold Schofield

EXECUTIVE COMPENSATION

The following table provides information regarding the total compensation paid or accrued by the Company to each of its Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	All Other Compensation ($)		Total ($)
Gregory A. Woods	2020	445,692	650,836	—	5,538	85,080	(d)	1,187,146
President and CEO	2019	409,911	505,069	366,563	357,028	79,631		1,718,202

David S. Smith	2020	284,214	221,088	—	2,123	78,843	(e)	586,268
Vice President, CFO and Treasurer	2019	265,469	196,644	112,789	125,261	62,456		762,619

Michael J. Natalizia	2020	234,627	117,284	—	1,309	29,207	(f)	382,427
Chief Technology Officer and Vice President of Strategic Technical Alliances	2019	198,019	199,838	104,986	70,545	27,646		637,033

(a)

The amounts reflect the aggregate grant date fair value of the restricted stock units and performance-based restricted stock units issued to the Named Executive Officers, as calculated under FASB ASC Topic 718, excluding estimated forfeitures. Under FASB ASC Topic 718, the grant date fair value of each time-based restricted stock unit is equal to the closing price of the Company’s common stock on the grant date. The grant date fair value of performance-based restricted stock units is based on the closing price of the Company’s common stock on the grant date and the Company’s estimate, as of the date of grant, of the probable outcome of the performance conditions. The closing price of the Company’s common stock on the grant date for all restricted stock units issued to the Named Executive Offices during fiscal year 2020 was $19.45.

(b)	The amounts reflect the aggregate fair value of the awards on the grant date under FASB ASC Topic 718, excluding estimated forfeitures, for stock options granted to the Named Executive Officers.
(c)	Reflects cash awards under the Company’s Senior Executive Short-Term Incentive Plan, which is discussed in further detail under the heading “Compensation Discussion and Analysis” above.
(d)

Represents pay-out of unused vacation of $33,671, vehicle allowance of $25,242, premiums on Company-paid disability and life insurance policies for which Mr. Woods or his estate is the beneficiary of $10,814 and $3,160, respectively, and an employer match under the Company’s Profit Sharing Plan of $10,819, and non-deductible travel expenses of $1,374.

(e)	Represents housing allowance of $29,908, vehicle allowance of $18,000, pay-out of unused vacation of $20,527, and an employer match under the Company’s Profit Sharing Plan of $10,408.
(f)	Represents pay-out of unused vacation of $21,240, an employer match under the Company’s Profit Sharing Plan of $7,467 and tuition reimbursement of $500.

Grants of Plan-Based Awards

The following table provides information on all plan-based awards by the Company for the fiscal year ended January 31, 2020 to each Named Executive Officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($) (c)
		Threshold ($) (a) (b)	Target ($) (a)	Maximum ($) (a)	Threshold (#)	Target (#)		Maximum (#)
Gregory A. Woods	3/20/2019	—	348,000	870,000
	3/20/2019									11,154	(d)	216,945
	3/20/2019				—	22,308	(e)	22,308	(e)			433,891

David S. Smith	3/20/2019	—	133,425	333,563
	3/20/2019									3,789	(d)	73,696
	3/20/2019				—	7,578	(e)	7,578	(e)			147,392

Michael J. Natalizia	3/20/2019	—	82,250	205,625
	3/20/2019									2,010	(d)	39,095
	3/20/2019				—	4,020	(e)	4,020	(e)			78,189

(a)

Represents awards under the Company’s Senior Executive Short-Term Incentive Plan. See “Compensation Discussion & Analysis – Senior Executive Short-Term Incentive Plan” for additional information regarding the Senior Executive Short-Term Incentive Plan.

(b)

The Company’s Senior Executive Short-Term Incentive Plan does not provide for any threshold payment amount for amounts that may be earned with respect to the Consolidated Revenue Goal or Consolidated Operating Income Goal.

(c)

The grant date fair value of each time-based restricted stock unit is equal to the closing price of the Company’s common stock on the grant date. The grant date fair value of performance-based restricted stock units is based on the closing price of the Company’s common stock on the grant date and the Company’s estimate, as of the date of grant, of the probable outcome of the performance conditions.

(d)

Consists of a restricted stock unit award issued pursuant to the Company’s 2018 Equity Incentive Plan, which vests in three equal annual installments commencing on the first anniversary of the grant date.

(e)

Consists of a performance-based restricted stock unit award issued pursuant to the Company’s 2018 Equity Incentive Plan, which, if earned, vests in three equal annual installments commencing on the first anniversary of the grant date. See “Compensation Discussion & Analysis – Equity-based Incentive Compensation” for more information about the performance-based restricted stock units.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all outstanding equity awards held by each of the Named Executive Officers as of January 31, 2020.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory A. Woods	25,000	—	7.91	9/4/2022
	50,000	—	13.80	5/22/2024	(b)
	50,000	—	13.95	3/16/2025	(b)
	37,500	12,500	15.01	3/14/2026	(b)
	25,000	25,000	12.85	3/13/2027	(b)
	15,167	30,333	18.25	6/4/2028	(c)
						40,008	(d)	497,700
									22,308	277,512

David S. Smith	25,000	25,000	13.80	1/22/2028	(b)
	4,666	9,334	18.25	6/4/2028	(c)
						18,268	(e)	227,254
									7,578	94,270

Michael J. Natalizia	5,000	—	14.20	3/17/2024	(b)
	5,833	11,667	18.25	6/4/2028	(c)
						10,164	(f)	126,440
									4,020	50,009

(a)

Consists of performance-based restricted stock units held by the Named Executive Officers, which may be earned based upon the achievement by the Company of performance goals relating to the Company’s fiscal year 2020 revenue and operating income. Restricted stock units that are earned vest in three equal installments on March 20, 2020, 2021 and 2022. On March 9, 2020, the Committee determined that a portion of the restricted stock units were earned by the Named Executive Officers based upon the Company’s fiscal year 2020 revenue and operating income. The total number of these performance-based restricted stock units held by each Named Executive Officer as of January 31, 2020 and the number earned based on the Company’s fiscal year 2020 financial performance are as follows:

Name	Performance-based Restricted Stock Units held as of January 31, 2020	Shares Earned based on Fiscal 2020 Revenue and Operating Income
Mr. Woods	22,308	355
Mr. Smith	7,578	121
Mr. Natalizia	4,020	64

(b)	Options vest in four equal annual installments commencing on the first anniversary of the option grant date (which is ten years prior to the expiration date).
(c)	Options vest in three equal annual installments commencing on the first anniversary of the option grant date (which is ten years prior to the expiration date).
(d)

Consists of (i) 1,007 shares of restricted stock that vested on March 14, 2020; (ii) 8,677 restricted stock units that vested on March 20, 2020; (iii) 17,924 restricted stock units that will vest in equal tranches on June 4, 2020 and 2021; (iv) 4,963 restricted stock units that will vest on March 20, 2021, and (v) 7,437 restricted stock units that will vest in equal tranches on March 20, 2021 and 2022.

(e)

Consists of (i) 1,262 restricted stock units that vested on March 20, 2020, (ii) 6,979 restricted stock units that will vest in equal tranches on June 4, 2020 and 2021; (iii) 7,500 restricted stock units that will vest in equal tranches on January 22, 2021 and 2022, and (iv) 2,527 restricted stock units that will vest in equal tranches on March 20, 2021 and 2022.

(f)

Consists of (i) 1,198 restricted stock units that vested on March 20, 2020; (ii) 7,095 restricted stock units that will vest in equal tranches on June 4, 2020 and 2021; (iii) 530 restricted stock units that will vest on March 20, 2021; and (iv) 1,341 restricted stock units that will vest in equal tranches on March 20, 2021 and 2022.

Risk Related to Compensation Policies

The Company’s compensation policies and practices for its employees, including its executive compensation program described in Compensation Discussion and Analysis, aim to provide a risk-balanced compensation package which is competitive in our market sectors and relevant to the individual executive. The Company expects to continue to award to certain executives and employees, upon satisfaction of applicable performance conditions and subject to future approval and grant by the Compensation Committee, equity and cash-based awards. Because the Company’s equity incentive programs include substantial vesting features, the Company believes that the structure of its compensation plans discourages short-term risk taking and aligns the interest of its executives and managers with those of its shareholders. The Company does not believe that risks arising from these practices, or its compensation policies and practices considered as a whole, are reasonably likely to have a material adverse effect on the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by the NASDAQ listing standards and SEC rules. The Audit Committee operates under a written charter approved by the Board.

Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee’s responsibilities focus on two primary areas: (1) the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements; and (2) the independence and performance of the Company’s independent accountants. The Audit Committee has sole authority to select, evaluate and when appropriate, to replace the Company’s independent auditors.

The Audit Committee has met with management and the Company’s independent accountants, Wolf & Company, P.C., to review and discuss the January 31, 2020 financial statements. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with Wolf & Company, P.C. the matters required to be discussed by the applicable requirements of the Public Company Accounting Board. The Audit Committee also received from Wolf & Company, P.C. the written disclosures and the letter from Wolf & Company, P.C. pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding Wolf & Company, P.C.’s communications with the Audit Committee concerning independence, and has discussed with Wolf & Company, P.C. its independence from the Company.

The Audit Committee received the information concerning the fees of Wolf & Company, P.C. for the year ended January 31, 2020 set forth below under “Independent Accountant Fees and Services.” When applicable, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the independence of the independent accountants. Wolf & Company, P.C. did not provide any non-audit services during the fiscal year ended January 31, 2020.

Based upon the review and discussions referred to above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2020, to be filed with the SEC.

Audit Committee:

Mitchell I. Quain (Chairman)

Jean Bua

Yvonne Schlaeppi

Harold Schofield

RELATED PARTY TRANSACTIONS

Potential conflicts of interest and related party transactions are referred by the Board to the Audit Committee for review and approval. In reviewing and evaluating potential conflicts of interest and related party transactions, the Audit Committee uses applicable NASDAQ listing standards and SEC rules as a guide.

No officer, director or nominee for director of the Company or any associate of any of the foregoing had during the period beginning on February 1, 2019 through the date of this proxy statement any material interest, direct or indirect, in any material transaction or any material proposed transaction in which the amount exceeds $120,000 and to which the Company was or is to be a party.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about the Company’s equity compensation plans as of January 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	801,111	(1)	$14.46	(2)	681,759	(3)
Equity Compensation Plans Not Approved by Shareholders	—		—		—

Total	801,111	(1)	$14.46	(2)	681,759	(3)

(1)

Includes 373,345 shares issuable upon exercise of outstanding options granted under the Company’s 2007 Equity Incentive Plan; 166,700 shares issuable upon exercise of outstanding options granted and 22,718 restricted stock units outstanding under the Company’s 2015 Equity Incentive Plan; and 138,999 shares issuable upon exercise of outstanding options granted and 99,349 restricted stock units outstanding under the Company’s 2018 Equity Incentive Plan. Refer to footnote 13 to the Company’s audited financial statements for the fiscal year ended January 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the SEC on April 10, 2020 for further discussion.

(2)	Does not include restricted stock units.
(3)

Represents 656,785 shares available for grant under the Company’s 2018 Equity Incentive Plan and 24,974 shares available for issuance under the Company’s Employee Stock Purchase Plan. This balance does not include (i) 12,567 shares issued pursuant to outstanding unvested restricted stock awards that are subject to forfeiture or (ii) shares subject to outstanding awards under the Company’s 2015 Equity Incentive Plan, that may become available under the Company’s 2018 Equity Incentive Plan if those awards are forfeited, cancelled, reacquired by the Company or terminated in the future under circumstances that, had they been issued under the Company’s 2018 Equity Incentive Plan, would have been available for future grants.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Section 14A(a)(1) of the Exchange Act, the Board is providing shareholders with the opportunity to cast an advisory vote on the Company’s executive compensation at the annual meeting through the following resolution:

“RESOLVED, that the shareholders approve the Company’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in the Company’s Proxy Statement.”

The Board believes that the Company’s compensation policies and procedures, which are described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement and in the tables and narrative in the “Executive Compensation” section, are strongly aligned with the long-term interests of shareholders. These policies and procedures balance short-term and longer-term compensation opportunities to assure that the Company meets short-term objectives while continuing to produce value for our shareholders over the long term.

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock entitled to vote and present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the outcome of the vote. This vote will not be binding on or overrule any decisions by the Board or any committee thereof, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of the Company’s shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends a vote “FOR” approval of the Company’s executive compensation, as described in the Compensation Discussion and Analysis, and the tabular disclosure regarding Named Executive Officer compensation (together with accompanying narrative disclosure) in this Proxy Statement.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has sole authority to select, evaluate and when appropriate, to replace the Company’s independent auditors. The Audit Committee has appointed Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2021. Although action by the Company’s shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification in light of the critical role played by the independent auditors in evaluating the integrity of Company financial controls and reporting and requests that shareholders ratify such appointment.

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock entitled to vote and present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2021.

Independent Accountants’ Fees, Services and Other Matters

The Company expects a representative of Wolf & Company, P.C. will be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and that such representative will be available to respond to appropriate questions.

Aggregate fees for professional services rendered for the Company by Wolf & Company, P.C. for the fiscal years ended January 31, 2020 and 2019 are set forth below.

	2020	2019
Audit Fees	$233,500	$224,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Audit Fees for the fiscal years ended January 31, 2020 and 2019 were for professional services rendered for the audits of the financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year end audit of the consolidated financial statements. Audit fees for the fiscal years ended January 31, 2020 and 2019 included fees for professional services relating to the review of the Company’s registration statements on Form S-8.

Policy on Audit Committee Pre-Approval. The Audit Committee pre-approves all audit and non-audit services provided by the independent accountants prior to the engagement of the independent accountants with respect to such services. None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(C)(7)(i)(c) under Regulation S-X.

FINANCIAL REPORTS

A copy of the annual report of the Company for the fiscal year ended January 31, 2020, including the Company’s annual report to the SEC on Form 10-K, accompanies this proxy statement. Such report is not part of this proxy statement.

PROPOSALS FOR 2021 ANNUAL MEETING

The 2021 annual meeting of the shareholders of the Company is scheduled to be held on May 18, 2021, the third Tuesday in May. If a shareholder intending to present a proposal at that meeting wishes to have such proposal included in the Company’s proxy statement and form of proxy relating to the meeting pursuant to Rule 14a-8, the shareholder must submit the proposal to the Company no later than January 1, 2021. Shareholder proposals not requested to be included in the proxy statement pursuant to Rule 14a-8 and director nominations that are to be considered at the 2021 annual meeting must be submitted no earlier than December 19, 2020 and no later than March 19, 2021.

OTHER MATTERS

No business other than that set forth in the attached Notice of Meeting is expected to come before the annual meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company. In the event any of the nominees for the office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies will vote for other persons in their place in what they consider the best interests of the Company.

You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors

Peter M. Rosenblum
Secretary

ANNUAL MEETING OF ASTRONOVA, INC.

Date:	Tuesday, June 2, 2020
Time:	10 A.M. (Eastern Time)
Place:	Offices of Foley Hoag LLP, Seaport West, 155 Seaport Blvd., Boston, MA

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1, and FOR proposals 2 and 3.

1:	To elect six directors to serve until the next annual meeting of shareholders and until their successors are elected and have qualified;

Nominees:

(01) Jean A. Bua	(02) Mitchell I. Quain	(03) Yvonne E. Schlaeppi
(04) Harold Schofield	(05) Richard S. Warzala	(06) Gregory A. Woods

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To approve, on an advisory, non-binding basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for its 2020 annual meeting of shareholders.	☐	☐	☐
		For	Against	Abstain
3:	To ratify the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2021.	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of AstroNova, Inc.

to be held on Tuesday, June 2, 2020

for Holders as of April 3, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/ALOT	866-509-1041

•	Cast your vote online 24 hours a day / 7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day / 7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Jean A. Bua, Mitchell I. Quain, Yvonne E. Schlaeppi, Harold Schofield, Richard S. Warzala and Gregory A. Woods and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each or any of them, to vote all the shares of common stock of AstroNova, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PROXY TABULATOR FOR ASTRONOVA, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

  Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy for Annual Meeting of Stockholders to be held

on Tuesday, June 2, 2020

This proxy is being solicited on behalf of the Board of Directors

Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope.

The Stockholder signing on the reverse side (the “undersigned”), having received the Annual Report and Proxy Statement, hereby appoint(s) Jean A. Bua, Mitchell I. Quain, Yvonne E. Schlaeppi, Harold Schofield, Richard S. Warzala and Gregory A. Woods and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of AstoNova (the “Company”) to be held on Tuesday, June 2, 2020, and all adjournments and postponements thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority to consider and act upon such business, matters or proposals as may properly come before the Meeting. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director in Proposal 1 and FOR proposals 2 and 3.